UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2005

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Director Compensation

On February 8, 2006, the Board of Directors (the “Board”) of Calpine Corporation (the “Company”) approved the following compensation for Board and Committee services by directors (other than directors who are employees of the Company) during 2006:

Board Participation: Each member of the Board of Directors shall receive an annual fee of $125,000 plus additional meeting fees of $2,000 (for each meeting of the Board attended in person) or $1,000 (for each meeting of the Board attended by phone). The non-employee Chairman of the Board shall, in addition to the annual and meeting fees, receive an annual fee of $125,000 for such service.

Committee Participation: Members of the Audit Committee shall receive an annual fee of $10,000, plus an additional $1,000 for each meeting attended (whether in person or by phone). The chair of the Audit Committee shall, in addition to the annual and meeting fees, receive an annual fee of $30,000. Members of the Compensation and the Nominating and Governance Committees shall receive $1,000 for each meeting attended (whether in person or by phone) and the chairs of such committees shall receive an additional fee of $15,000 annually.

In addition, the directors will be reimbursed for out-of-pocket costs and expenses incurred in connection with Board or committee business, including travel and other expenses incurred in order to attend meetings.

Board and committee fees will be paid quarterly in arrears.

The Geysers Purchase Agreement

As described further in Item 8.01 below, on February 3, 2006, Geysers Power Company, LLC (“Geysers Power”), an indirect wholly owned subsidiary of the Company, acquired ownership of the 19 geothermal power plants located in Sonoma and Lake Counties, California, commonly known as The Geysers, pursuant to an Agreement, dated as of December 20, 2005 (the “Purchase Agreement”), by and among Steam Heat LLC (the “Owner Participant”), Thermal Power Company, an indirect wholly owned subsidiary of the Company (“Thermal Power”) and, for certain limited purposes, Geysers Power. The Geysers had previously been leased by Geysers Power from Geysers Statutory Trust (the “Owner Lessor”) pursuant to a leveraged lease.

Under the Purchase Agreement, in exchange for a payment of $8.0 million, Thermal Power acquired the exclusive right, until May 31, 2006, to designate a purchaser of the Owner Participant’s 100% interest (the “OP Interest”) in the Owner Lessor and to consummate the purchase of the OP Interest. The purchase price under the Purchase Agreement equaled $157 million plus $16,666 per day for each day after December 31, 2005, through the date of the consummation of the purchase. In connection with the purchase of the OP Interest, the Owner Lessor also acquired the right to redeem certain lessor notes issued by the Owner Lessor, and, pursuant to the Purchase Agreement, the Owner Participant agreed to cooperate in the redemption of such lessor notes. Until the consummation of the purchase, pursuant to certain conditions, the Owner Participant agreed not to exercise certain remedies, or to permit the Owner Lessor to exercise certain remedies, that may have been available to them under leveraged lease instruments. In addition, pursuant to the Purchase Agreement, each party agreed to indemnify the others for certain losses in connection with the Purchase Agreement.

ITEM 2.05 — COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

The information set forth in Item 2.06 is incorporated by reference into this Item 2.05.

ITEM 2.06 — MATERIAL IMPAIRMENTS

On February 6, 2006, as part of its Chapter 11 restructuring, the Company filed with the Bankruptcy Court a Notice of Rejection (the “Notice”) of two power plant facility lease agreements (the “Leases”) related to the use and operation of the Company’s combined-cycle power plants located in Rumford, Maine and Tiverton, Rhode Island.

In connection with this action, the Company has determined that certain assets, primarily related to leasehold improvements, were impaired and, accordingly, expects to record an impairment charge of approximately $16 million for the year ended December 31, 2005. In addition, if the Lease rejections are approved pursuant to the procedure described in

Item 8.01 below, the Company expects to record a non-cash charge of approximately $71 million in the first quarter of 2006 related the remaining levelized lease payment balances that may not be realized as a result.

The owner lessor of the two power plants may seek damages as a result of the rejection of the Leases. However, at this time the Company is unable to make a determination of the amount of this potential liability and any related cash or non-cash charges. The Company also is unable at this time to make a determination of the amount or range of amounts, if any, of the impairment charge that will result in future cash expenditures. The Company will file an amendment to this Report on Form 8-K within four business days after the Company is able to make such determinations.

ITEM 5.02 — DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(d) On February 8, 2006, the Board of Directors unanimously elected David C. Merritt as a member of the Company’s Board of Directors, effective immediately. Mr. Merritt has been named to the Audit and the Nominating and Governance Committees of the Board of Directors. There are no arrangements or understandings between Mr. Merritt and any other persons pursuant to which he was selected as a director, and there are no reportable transactions under Item 404(a) of Regulation S-K.

ITEM 8.01 — OTHER EVENTS

Consummation of Geysers Transaction

On February 3, 2006, pursuant to the Purchase Agreement, Geysers Power acquired ownership of The Geysers, which had previously been leased by Geysers Power from the Owner Lessor. Pursuant to the Purchase Agreement, Thermal Power designated Geysers Power Company II, LLC (the “Purchaser”), a member of Geysers Power, to purchase the OP Interest and, on February 3, 2006, the Purchaser purchased the OP Interest from the Owner Participant for approximately $157.6 million, plus certain costs and expenses.

Immediately following the Purchaser’s acquisition of the OP Interest, the lessor notes issued by the Owner Lessor in connection with the leveraged lease structure were redeemed at a cost of approximately $109.3 million.

To consummate the purchase of the OP Interest and the redemption of the lessor notes, the Company used cash on hand together with borrowings under the revolving commitment under the Revolving Credit, Term Loan and Guarantee Agreement (the Company’s DIP financing agreement), dated as of December 22, 2005, among the Company, the guarantors named therein, the lenders from time to time party thereto, Credit Suisse and Deutsche Bank Trust Company Americas, as joint administrative agents, joint syndication agents and joint documentation agents, and Deutsche Bank Securities Inc. and Credit Suisse, as joint lead arrangers and joint book runners, as amended. Following the purchase of the OP Interest, the redemption of the lessor notes and the termination and release of all security documents related thereto, the leveraged lease and related agreements were terminated and the Owner Lessor was merged into Geysers Power. As a result, Geysers Power became the 100% owner of The Geysers.

On February 9, 2006, the Company issued the press release attached hereto as Exhibit 99.1.

Rejection of Tiverton and Rumford Facility Lease Agreements

On February 6, 2006, as described in Item 2.06 above, the Company filed the Notice with the Bankruptcy Court to reject the Leases related to its Tiverton and Rumford power plants. Surrender of the power plants, which represent a combined 530 megawatts of installed capacity with the output sold into the New England wholesale market, was tendered to the owner lessor of the Tiverton and Rumford power plants on February 6, 2006. The power plants, which are not being dispatched, are currently being maintained in operating condition. At this time, the owner lessor has declined to take possession and control of the plants. Pursuant to a December 21, 2005, order of the Bankruptcy Court approving expedited lease rejection procedures, if an objection to the Notice has not been served and filed on or before February 16, 2006, then the Leases will be rejected as of February 6, 2006. If an objection is received, a hearing will be conducted by the Bankruptcy Court to determine whether or not to approve the rejection and any other matters raised by such an objection.

ITEM 9.01 — FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.
99.1	Press Release dated February 9, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: February 14, 2006

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated February 9, 2006

EXHIBIT 99.1

NEWS RELEASE

CONTACTS:
Media Relations:	Investor Relations:
Katherine Potter	Karen Bunton
408-792-1168	408-792-1121
kpotter@calpine.com	karenb@calpine.com

Calpine Finalizes Collateral Structure for $2 Billion DIP Facility

(SAN JOSE, Calif.) Feb. 9, 2006 – As part of finalizing its $2 billion debtor-in-possession (DIP) collateral structure, Calpine Corporation [OTC Pink Sheets: CPNLQ] announced today that it has paid off the existing operating lease and related debt for its Geysers geothermal assets for approximately $275 million. As previously announced, Calpine said that it intended to retire certain obligations at The Geysers through its $2 billion DIP facility, which was approved on January 25, 2006.

With this transaction, Calpine has a 100-percent ownership interest in its Geysers assets. The company’s DIP facility will be secured by these Geysers assets, together with liens on all of the unencumbered assets and junior liens on all of the encumbered assets of Calpine and its subsidiaries that are debtors-in-possession. The company previously leased its 19 Geysers power plants from Steam Host LLC and sold up to 750 megawatts of geothermal power into the northern California power market. Calpine is the largest geothermal power provider in the United States. Its geothermal power plants and steam fields are located in The Geysers region of northern California.

Calpine and many of its subsidiaries filed to reorganize under Chapter 11 on December 20, 2005, in the U.S. Bankruptcy Court for the Southern District of New York. The case was assigned to the Honorable Burton R. Lifland and the lead case number is 05-60200 (BRL). More information on Calpine’s restructuring is also available on the company’s web site, www.calpine.com. For access to Court documents and other general information about the Chapter 11 cases, please visit www.kccllc.net/calpine.

Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major North American power company, capable of delivering nearly 27,000 megawatts of clean, reliable and fuel-efficient electricity to customers and communities in 21 U.S. states and three Canadian provinces. The company owns, leases and operates integrated systems of fuel-efficient natural gas-fired and renewable geothermal power plants. Please visit www.calpine.com for more information.

This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended, including statements regarding the intent, belief or current expectations of Calpine Corporation and its subsidiaries ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to: (i) the Company’s ability to continue as a going concern; (ii) the ability of the Company to operate pursuant to the terms of the debtor-in-possession facility; (iii) the Company’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; (iv) the ability of the Company to develop, execute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; (v) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; (vi) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vii) the Company’s ability to maintain contracts that are critical to its operations; (viii) the potential adverse impact of the Chapter 11 cases on the Company’s liquidity or results of operations; (ix) the ability of the Company to fund and execute its business plan;(x) the ability of the Company to attract, motivate and/or retain key executives and associates; (xi) the ability of the Company to attract and retain customers and (xii) other risks identified from time-to-time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which can also be found on the Company’s website at www.calpine.com. All information set forth in this news release is as of today’s date, and the Company undertakes no duty to update this information.

###